Exhibit 99.1

  News                             General Motors
                                     Corporation           GM Communications
                                                           Detroit, Mich., USA
                                                           media.gm.com
  For Release: 8:45 a.m. ET
  January 23, 2008


                           For Third Consecutive Year,
                 GM Sells More Than 9 Million Vehicles Globally

  o First Global Automaker To Sell More Than 1 Million Vehicles in China; Growth in China Fuels Asia Pacific Region to Record Sales

  o   Record Sales In Europe and Latin America, Africa and Middle East Regions

  o   Sales Leadership Shown in Emerging Markets; Russia Up 95 Percent


DETROIT - General Motors sold 9,369,524 cars and trucks around the world in 2007, an increase of 3 percent, according to preliminary sales figures released today. In the fourth quarter, GM sold 2,305,752 vehicles, an increase of 4.8 percent compared with a year ago.

"We set a record in China with more than a million vehicles sold. We nearly doubled our sales in Russia to an all-time record of more than 258,000 vehicles delivered. And we set a record in Brazil with nearly a half-million vehicles sold," John Middlebrook, GM vice president, Global Sales, Service and Marketing Operations said today. "This is the kind of emerging market growth that fuels our global performance. Customers are responding to our fuel-efficient and dynamically-designed product lineup around the world."

The 2007 tally was the second best global sales total in the company's 100-year history and marked the third consecutive and fourth time (2007, 2006, 2005 and 1978) GM sold more than 9 million vehicles in a calendar year.

GM's global position - especially the emerging markets - built sales momentum.

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Global sales of GM's top-selling brand, Chevrolet, grew more than 4 percent to
4.49 million vehicles compared with 2006 sales of 4.30 million. Chevrolet grew in all three regions outside North America, with the strongest performance in Europe with a nearly 34 percent increase compared with 2006. The Latin America, Africa and Middle East region saw strong Chevrolet growth with an additional 23 percent (208,000 vehicles) delivered over the 2006 level. Chevrolet also performed well in the Asia Pacific region, which was up 22 percent. The Aveo helped Chevrolet field a strong competitor in the very competitive global car market.

GM also retains its strong truck portfolio, evidenced by 3.80 million truck sales around the world, an increase of more than 33,000 vehicles (1 percent) compared with 2006. Chevrolet sold more than 1.96 million trucks globally last year. GMC global sales grew nearly 6 percent in 2007, with 613,000 vehicles delivered, compared with 579,000 in 2006. Wuling sales in the Asia Pacific region also fueled significant truck, mini-truck, and mini-van performance with 516,000 vehicles sold, a 24 percent increase over 2006. GM increased full-size pickup truck market share in the U.S. in 2007 by 0.2 ppts to
40.2 percent.

Cadillac saw global growth with sales increases outside of North America last year, thanks to a 45 percent increase in the Europe, a 42 percent climb in the Latin America, Africa and Middle East region, and an impressive 106 percent hike in the Asia Pacific region.

Saab saw annual sales increases of 13 percent in the Latin America, Africa and Middle East region, and 5 percent in Asia Pacific. In Europe, Saab maintained its market share position (0.4 percent), and with the extension of BioPower to its 9-3 model range, continues to be the leading brand for E-85 vehicles in Europe.

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Global sales highlights include:

o GM sold 9.37 million vehicles in 2007, an increase of 3 percent. In the quarter, sales of 2.31 million vehicles were up 4.8 percent. At 5.50 million vehicles, 2007 sales outside of the United States accounted for about 59 percent of GM's total global sales, outpacing the industry average growth rate. The industry has seen significant volume increases in the global automotive market in the past five years, and the market now nears 71 million. In 2007, GM's top three brands in sales volume were Chevrolet (4.49 million, up 4 percent), Opel/Vauxhall (1.69 million vehicles, up 4 percent) and GMC (613,000, up 6 percent).

o In the Asia Pacific region, GM sales of 1.43 million vehicles topped 1 million vehicles for the third consecutive year, and GM China saw more than 18 percent sales growth compared with 2006. The company had regional Q4 sales of 382,000 vehicles, up nearly 17 percent, exceeding the industry average growth rate. GM was the top-selling global automaker in China in 2007, with 1.03 million vehicles sold - becoming the first global automaker to exceed 1 million vehicle sales. Sales in India also set records with an annual volume growth of 74 percent, driven by the recent launch of the Chevrolet Spark and strong performances by the Chevrolet Tavera, Aveo and Optra.

o In the Latin America, Africa and Middle East region, GM sales reached an all-time record 1.23 million vehicles, exceeding 1 million vehicles for the second time, up 19 percent in volume compared with 2006. For the quarter, 341,000 vehicles were sold, up 18 percent. GM saw volume increases in most major Latin America, Africa and Middle East markets in 2007. GM Brazil set an all-time domestic sales record with 499,000 vehicles delivered. The Chevrolet Corsa, Aveo and Celta were the three top sellers across the region in 2007.

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o In Europe, GM's record sales - for the second year - exceeded 2.18 million vehicles, up about 9 percent. Sales for the quarter of 529,000 vehicles were up 11 percent, exceeding the industry average. Full-year sales in Russia set an all-time record for the company by nearly doubling, up 95 percent. Sales volume in Russia exceeded a quarter million vehicles. Opel/Vauxhall, Chevrolet and Cadillac reported sales growth in Europe. Strong performance by the new Corsa, Astra, Meriva and Zafira led Opel/Vauxhall sales to more than 4 percent growth. Chevrolet achieved record sales of 458,000 vehicles, up nearly 34 percent. Cadillac sales were up 45 percent. Saab sold nearly 85,000 vehicles.

Several of GM's regional brands also experienced notable growth in 2007.

Saturn sales in North America were up 8 percent compared with 2006, largely on the popularity of the new 2007 AURA, AURA Hybrid, SKY, OUTLOOK, VUE, and VUE Green Line Hybrid.

GM Holden sold 158,000 vehicles in 2007 as the Commodore remained Australia's best-selling car for the 12th consecutive year. Holden held its second-place position in the country's automotive market. 2008 marks Holden's 60th anniversary producing Australia's first locally-developed vehicle.

Note: Global sales results are based on preliminary numbers reported.

General Motors Corp. (NYSE: GM), the world's largest automaker, has been the annual global industry sales leader for 76 years. Founded in 1908, GM today employs about 274,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 35 countries. In 2006, nearly
9.1 million GM cars and trucks were sold globally under the following brands:
Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn, Vauxhall and Wuling. GM's OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.

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Note: GM sales and production results are available on GM Media OnLine at
http://media.gm.com/us/gm/en by clicking on News, then Sales/Production. In this press release and related comments by General Motors management, we use words like "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal" and similar expressions to identify forward-looking statements, representing our current judgment about possible future events. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: the pace of introductions and market acceptance of new products; the effect of competition on our markets and significant changes in the competitive environment; price increases or shortages of fuel; and changes in laws, regulations or tax rates. GM's most recent annual report on Form 10-K and quarterly report on Form 10-Q provide information about these factors, which may be revised or supplemented in future reports to the SEC on Form 10-Q or 8-K.


                                      # # #


 CONTACT(S):

 John McDonald
 GM Sales & Marketing Communications
 313-667-3714 (office)
 313-418-2139 (mobile)
 john.m.mcdonald@gm.com

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                           General Motors Corporation
                             Global Vehicle Sales(1)

                              Q4                            CYTD
                 --------------------------     --------------------------
                     2007       2006  % Chg          2007      2006  % Chg
                 --------------------------     --------------------------
GMNA
   Chevrolet       614,281    646,219  -4.9     2,654,019  2,843,608  -6.7
   GMC             142,567    133,296   7.0       578,845    543,364   6.5
   Pontiac         110,742    118,324  -6.4       485,885    539,429  -9.9
   Saturn           56,207     62,415  -9.9       265,901    247,408   7.5
   Cadillac         62,576     59,734   4.8       225,032    237,551  -5.3
   Buick            45,219     54,601 -17.2       201,690    262,467 -23.2
   HUMMER           14,057     19,269 -27.0        59,141     75,939 -22.1
   Saab              7,514      9,493 -20.8        35,175     39,386 -10.7
   Opel/Vauxhall       736        639  15.2         2,248      1,808  24.3
   Other                 0      4,801     0         7,906     15,851 -50.1
                 --------------------------     --------------------------

   Total         1,053,899  1,108,791  -5.0     4,515,842  4,806,811  -6.1

GME
   Opel/Vauxhall   379,038    359,695   5.4     1,631,296  1,563,228   4.4
   Chevrolet       127,374     93,116  36.8       458,481    343,373  33.5
   Saab             20,406     20,094   1.6        84,930     90,453  -6.1
   Cadillac          1,209        852  41.9         4,990      3,445  44.8
   HUMMER              696        584  19.2         2,292      1,947  17.7
   Other                 0        252     0             0        775     0
                 --------------------------     --------------------------


   Total           528,723    474,593  11.4     2,181,989  2,003,221   8.9

GMLAAM
   Chevrolet       308,516    255,663  20.7     1,107,420    899,545  23.1
   Opel/Vauxhall    11,618     13,867 -16.2        49,352     53,857  -8.4
   GMC               9,606      8,545  12.4        34,274     35,658  -3.9
   HUMMER            1,164      1,236  -5.8         4,175      3,457  20.8
   Cadillac            912        774  17.8         3,597      2,527  42.3
   Buick               243        219  11.0           966        848  13.9
   Saab                100         85  17.6           451        399  13.0
   Other             8,873      9,156  -3.1        35,678     38,984  -8.5
                 --------------------------     --------------------------

   Total           341,032    289,545  17.8     1,235,913  1,035,275  19.4

GMAP
   Wuling2         132,047    103,108  28.1       516,435    417,108  23.8
   Buick            95,575     85,811  11.4       333,132    304,488   9.4
   Chevrolet        76,653     56,925  34.7       271,164    222,686  21.8
   Holden           37,188     39,901  -6.8       158,421    158,111   0.2
   Daewoo           35,787     38,438  -6.9       138,122    129,910   6.3
   Cadillac          2,186        951 129.9         7,760      3,761 106.3
   Opel/Vauxhall     1,247      1,299  -4.0         5,267      6,160 -14.5
   Saab                901        717  25.7         3,882      3,698   5.0
   HUMMER              307        180  70.6           653      1,037 -37.0
   Other               207        157  31.8           944        845  11.7
                 --------------------------     --------------------------

   Total           382,098    327,487  16.7     1,435,780  1,247,804  15.1

GLOBAL
   Chevrolet     1,126,824  1,051,923   7.1     4,491,084  4,309,212   4.2
   Opel/Vauxhall   392,639    375,500   4.6     1,688,163  1,625,053   3.9
   GMC             152,173    141,841   7.3       613,119    579,022   5.9
   Pontiac         110,742    118,324  -6.4       485,885    539,429  -9.9
   Buick           141,037    140,631   0.3       535,788    567,803  -5.6
   Wuling          132,047    103,108  28.1       516,435    417,108  23.8
   Saturn           56,207     62,415  -9.9       265,901    247,408   7.5
   Cadillac         66,883     62,311   7.3       241,379    247,284  -2.4
   Holden           37,188     39,901  -6.8       158,421    158,111   0.2
   Daewoo           35,787     38,438  -6.9       138,122    129,910   6.3
   Saab             28,921     30,389  -4.8       124,438    133,936  -7.1
   HUMMER           16,224     21,269 -23.7        66,261     82,380 -19.6
   Other             9,080     14,366 -36.8        44,528     56,455 -21.1
                 --------------------------     --------------------------

   Total         2,305,752  2,200,416   4.8     9,369,524  9,093,111   3.0

Notes:
(1) Quarterly sales data is preliminary and subject to change
(2) Wuling volumes are included in China due to the combination of the market environment and GM's equity position